                                                                   EXHIBIT 10(a)

                         MANAGEMENT SERVICES AGREEMENT


  THIS MANAGEMENT SERVICES AGREEMENT is dated as of December 30, 1996, by and between MFRI, INC., a Delaware corporation ("MFRI"), and MIDWESCO-ILLINOIS, INC., an Illinois corporation ("New Midwesco").

                              W I T N E S S E T H:

  WHEREAS, MFRI, Midwesco Filter Resources, Inc., a wholly-owned subsidiary of MFRI, and Midwesco, Inc., an Illinois corporation ("Midwesco"), have heretofore entered into that certain Management Services Agreement dated as of January 28, 1994;

  WHEREAS, MFRI and Midwesco are parties to that certain Agreement and Plan of Merger dated as of October 25, 1996, as amended (the "Agreement for Merger"), pursuant to which Midwesco merged (the "Merger") with and into MFRI, all as set forth in the Agreement for Merger;

  WHEREAS, prior to the consummation of the Merger, Midwesco contributed certain of its assets and liabilities to New Midwesco; and

  WHEREAS, the parties hereto believe that the mutual rendering of services by MFRI and New Midwesco to each other will be to the mutual benefit of each of the parties hereto.

  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, MFRI and New Midwesco hereby agree as follows:

  1. From and after the date hereof, New Midwesco will provide facilities and services as reasonably requested by MFRI and its subsidiaries and New Midwesco will provide such facilities and services as reasonably requested by MFRI and its subsidiaries. In addition, the parties shall share the services of such of their respective employees as they mutually agree. Notwithstanding the foregoing, in no event shall either party be required to hire any additional personnel or acquire any additional facilities or equipment to provide facilities, equipment or services pursuant to this Agreement.

  2. The party providing services, equipment and facilities will be reimbursed by the party receiving such services, such equipment and such facilities on the basis of an allocation of the costs for such shared employees, services and facilities based on the cost accounting method used by MFRI and its subsidiaries and New Midwesco. The respective compensation expense of shared employees will be divided between the parties based upon the level of services performed by such employees performed for each party.

  3. Each quarter the parties shall prepare a schedule of the allocated costs that such party has incurred on behalf of the other party and the party having a debit balance shall pay to the party having a credit balance the amount owed. Once each year after the close of the year, the parties shall prepare a schedule of all of the costs and expenses as allocated for such year which schedule shall be subject to review by independent auditors appointed by the parties to review the annual schedule. The decision of the independent auditors with respect to the appropriate allocation of costs shall be final. As soon as practicable after the review of the annual schedule of cost and expenses by the independent auditors for any year, the party, if any, having a debit balance for such year, shall pay any amounts owed for such year to the other party.

  4. New Midwesco acknowledges that, pursuant to the Agreement for Merger, MFRI is successor to Midwesco's rights and obligations as tenant under that certain Lease dated November 18, 1976, as amended March 1, 1992, by and between Midwesco and certain affiliates of Midwesco and MFRI for the premises located at 7720 Lehigh Avenue, Niles, Illinois, space in which New Midwesco utilizes, and that for purposes of determining the costs allocated with respect to space at such facility, such costs will be based to the extent applicable on the amounts payable under said lease.

  5. New Midwesco acknowledges that, pursuant to the Agreement for Merger, MFRI is successor to Midwesco's rights and obligations as tenant under that certain Lease dated June 1, 1995, by and among Midwesco and LaSalle National Trust, N.A., as Trustee Under Trust Dated April 20, 1979 and known as Trust No. 26-5317-00 for the premises located at 6153 Mulford Court, Niles, Illinois, space in which New Midwesco utilizes, and that for purposes of determining the costs allocated with respect to space at such facility, such costs will be based to the extent applicable on the amounts payable under said lease.

  6. MFRI may make available to key employees of New Midwesco and its affiliates (including directors and officers), advisors and consultants who perform services for the benefit of MFRI, stock options under stock options plans of MFRI to such persons and in such quantities and at such times as MFRI shall determine, in its sole discretion, after consultation with New Midwesco.

  7. This Agreement shall be for an initial term ending on January 31, 1998 and thereafter shall continue on a year to year basis. Notwithstanding the foregoing, this Agreement may be terminated by either party, without penalty, upon not less than thirty (30) days prior written notice as of January 31 of any year.

 IN WITNESS WHEREOF, the parties have executed this Agreement as the date first set forth above.

                                        MFRI INC.,
                                         a Delaware corporation


                                        By:  /s/ Michael D. Bennett
                                             Its:     Vice President

                                        MIDWESCO-ILLINOIS, INC.,
                                          an Illinois corporation


                                        By:  /s/ Michael D. Bennett
                                             Its:     Vice President





                                       3